Exhibit 5

Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Lawyers

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Phone: 919-821-1220

Fax: 919-821-6800

April 29, 2004

The Pantry, Inc.

1801 Douglas Drive

P.O. Box 1410

Sanford, North Carolina 27331-1410

Ladies and Gentlemen:

As counsel for The Pantry, Inc. (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 882,505 shares of its common stock, $0.01 par value (the “Common Stock”), pursuant to the Company’s 1999 Stock Option Plan, as amended (the “Plan”). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

We have examined the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the Plan. Based on such examination and such certificate, it is our opinion that the 882,505 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and when so issued and duly delivered against payment therefor pursuant to the Plan as described in the Registration Statement, such shares will be legally issued, fully paid, and nonassessable.

The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities. We bring to your attention the fact that our legal opinions are expressions of professional judgment and are not a guarantee of a result.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you are about to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,

    MITCHELL & JERNIGAN, L.L.P.